Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE November 6, 2014	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS RECORD SALES AND EARNINGS

TULSA, OK, November 6, 2014 - AAON, Inc. (NASDAQ-AAON), today announced its operating results for the third quarter and nine months ended September 30, 2014.

Sales and earnings for the third quarter and nine months ended September 30, 2014, were all time records and sales in the third quarter exceeded $100.0 million for the first time in any quarter in the Company's history.

Net sales in the third quarter were $102.9 million, up 14.7% from $89.7 million in 2013. Net income was $12.4 million, up 18.2% from $10.5 million for the same period a year ago. Net sales and net income for the nine months ended September 30, 2014, were $271.6 million, up 9.6% from $247.8 million in 2013, with net income of $33.6 million, up 12.9% compared to $29.8 million in 2013.

Earnings per diluted share in the third quarter of 2014 were $0.22, up 15.8% from $0.19 for the same period the previous year, based upon 55.5 million shares outstanding at both September 30, 2014 and 2013. Earnings per diluted share were $0.61, up 13.0% from $0.54, for the nine months ended September 30, 2014 and 2013, based upon 55.4 million and 55.6 million diluted shares outstanding, respectively. All per share earnings and shares reflect the three-for-two stock split effective July 16, 2014.

Norman H. Asbjornson, President and CEO, stated, “The third quarter increase in sales primarily reflects shifts in product mix with more expensive units being sold during the period. Gross profit as a percent of sales increased to 32.4% compared to 29.7% a year ago. SG&A expense as a percent of sales increased 2.6% (from 10.8% to 13.4%), primarily due to a commitment of $3.0 million to A Gathering Place for Tulsa.”

Mr. Asbjornson added that, "While our commitment to the Gathering Place is expected to be paid over five years, U.S. GAAP rules require AAON to book it all in the third quarter when the commitment was made. Absent this very special, non-recurring item, our earnings for the past quarter would have been $0.03 per share higher. The Gathering Place will transform nearly 100 acres of Tulsa's waterfront along the Arkansas River into a $350.0 million park being financed by the George Kaiser Family Foundation ($200.0 million) and numerous local corporate and community philanthropists. AAON will have its name placed on focal points known as the Swing Hill Valley and Bridge at the park. We feel it is important for AAON to be a part of this transformational project in our headquarters' community. Over 1,300 of our total 1,700 employees live in the Tulsa area and we want them and their families to enjoy and personally identify with the park and its many offerings."

Mr. Asbjornson continued, “The Company's balance sheet at September 30, 2014, was very strong, showing a current ratio of 2.7:1 (including cash and short-term investments totaling $42.1 million), plus long-term marketable investments of $12.6 million, and we remained debt-free. In this regard, it should be noted that the Company purchased a total of 530 thousand shares of AAON stock under its resumed buyback program for approximately $9.8 million during the third quarter of this year, for an average of $18.55 per share. Additionally, our backlog increased from $49.9 million at September 30, 2013, to $54.8 million at September 30, 2014."

Mr. Asbjornson then said, "While we are confident of having record sales and profits for 2014, we believe we will experience our normal seasonal softening in the fourth quarter but expect to compare favorably with 2013."

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the third quarter results. To participate, call 1-888-241-0551 (code 25661198); or, for rebroadcast, call 1-855-859-2056 (code 25661198).

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, commercial self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands, except share and per share data)
Net sales	$102,917	$89,690	$271,594	$247,764
Cost of sales	69,567	63,074	188,522	178,160
Gross profit	33,350	26,616	83,072	69,604
Selling, general and administrative expenses	13,830	9,687	32,043	25,743
Gain on disposal of assets	—	—	(24)	(52)
Income from operations	19,520	16,929	51,053	43,913
Interest income	55	60	195	151
Other income (expense), net	(43)	15	(30)	252
Income before taxes	19,532	17,004	51,218	44,316
Income tax provision	7,092	6,482	17,593	14,535
Net income	$12,440	$10,522	$33,625	$29,781
Earnings per share:
Basic*	$0.23	$0.19	$0.61	$0.54
Diluted*	$0.22	$0.19	$0.61	$0.54
Cash dividends declared per common share*:	$—	$—	$0.09	$0.07
Weighted average shares outstanding:
Basic*	54,905,288	55,113,393	54,851,911	55,128,986
Diluted*	55,484,043	55,526,342	55,423,294	55,562,663
 *Reflects three-for-two stock split effective July 16, 2014

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	September 30, 2014	December 31, 2013
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$18,819	$12,085
Certificates of deposit	7,223	8,110
Investments held to maturity at amortized cost	16,079	16,040
Accounts receivable, net	54,785	39,063
Income tax receivable	—	1,073
Note receivable	30	29
Inventories, net	37,240	32,140
Prepaid expenses and other	790	304
Deferred tax assets	7,093	4,779
Total current assets	142,059	113,623
Property, plant and equipment:
Land	2,233	1,417
Buildings	64,098	61,821
Machinery and equipment	128,459	119,439
Furniture and fixtures	10,230	9,748
Total property, plant and equipment	205,020	192,425
Less: Accumulated depreciation	112,995	105,142
Property, plant and equipment, net	92,025	87,283
Certificates of deposit	6,720	2,638
Investments held to maturity at amortized cost	5,845	10,981
Note receivable	860	919
Total assets	$247,509	$215,444

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	13,602	7,779
Accrued liabilities	39,922	28,550
Total current liabilities	53,524	36,329
Deferred revenue	920	585
Deferred tax liabilities	12,377	14,424
Donations	1,645	—
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 54,460,266 and 55,067,031	218	221
issued and outstanding at September 30, 2014 and December 31, 2013, respectively*
Additional paid-in capital	—	—
Retained earnings*	178,825	163,885
Total stockholders' equity	179,043	164,106
Total liabilities and stockholders' equity	$247,509	$215,444
*Reflects three-for-two stock split effective July 16, 2014

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2014	2013
Operating Activities	(in thousands)
Net income	$33,625	$29,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,660	9,349
Amortization of bond premiums	561	545
Provision for losses on accounts receivable, net of adjustments	(59)	121
Provision for excess and obsolete inventories, net	223	468
Share-based compensation	1,578	1,054
Excess tax benefits from stock options exercised and restricted stock awards vested	(908)	(502)
Gain on disposition of assets	(24)	(52)
Foreign currency transaction loss	36	35
Interest income on note receivable	(30)	(31)
Deferred income taxes	(4,361)	(1,794)
Write-off of note receivable	—	75
Changes in assets and liabilities:
Accounts receivable	(15,663)	(2,384)
Income tax receivable	1,981	1,753
Inventories	(5,323)	(1,237)
Prepaid expenses and other	(486)	121
Accounts payable	5,982	(227)
Deferred revenue	591	358
Accrued liabilities	12,761	1,410
Net cash provided by operating activities	39,144	38,843
Investing Activities
Capital expenditures	(13,567)	(6,407)
Proceeds from sale of property, plant and equipment	30	72
Investment in certificates of deposits	(9,940)	(8,869)
Maturities of certificates of deposits	6,745	1,440
Purchases of investments held to maturity	(6,880)	(22,275)
Maturities of investments	8,891	3,315
Proceeds from called investments	2,525	—
Principal payments from note receivable	52	52
Net cash used in investing activities	(12,144)	(32,672)
Financing Activities
Borrowings under revolving credit facility	—	8,325
Payments under revolving credit facility	—	(8,325)
Stock options exercised	908	986
Excess tax benefits from stock options exercised and restricted stock awards vested	908	502
Repurchase of stock	(17,309)	(4,817)
Cash dividends paid to stockholders	(4,773)	(3,712)
Net cash used in financing activities	(20,266)	(7,041)
Net increase (decrease) in cash and cash equivalents	6,734	(870)
Cash and cash equivalents, beginning of period	12,085	3,159
Cash and cash equivalents, end of period	$18,819	$2,289

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